Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-07621) pertaining to the LCA-Vision Inc. 1995 Long-Term Stock Incentive Plan, in the Registration Statement (Form S-8 No. 333-74485) pertaining to the LCA-Vision Inc. 1998 Long-Term Stock Incentive Plan, in the Registration Statement (Form S-8 No. 333-123522) pertaining to the LCA-Vision Inc. 2001 Long-Term Stock Incentive Plan and in the Registration Statement (Form S-8 No. 333-135414) pertaining to the LCA-Vision Inc. 2006 Long-Term Stock Incentive Plan, of our reports dated March 9, 2009, with respect to the consolidated financial statements and schedule of LCA-Vision Inc., and the effectiveness of internal control over financial reporting of LCA-Vision Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ Ernst & Young LLP

Cincinnati, Ohio
March 9, 2009